UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 16, 2012

II-VI Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-16195	25-1214948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, Pennsylvania		16056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 352-4455

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth below in Item 2.03 of this Current Report is incorporated in this Item 1.01 by reference.

Item 1.02.	Termination of a Material Definitive Agreement

The information set forth below in Item 2.03 of this Current Report is incorporated in this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 16, 2012, II-VI Incorporated (the “Company”) amended and restated its existing credit agreement with PNC Bank, National Association (the “Amended Credit Agreement”).

The Amended Credit Agreement provides for a revolving credit facility (the “Amended Credit Facility”) of $140.0 million (increased from $80 million) and is guaranteed by each existing and subsequently acquired or organized domestic subsidiary of the Company. The Company has the option to request an increase to the size of the Amended Credit Facility in an aggregate additional amount not to exceed $35.0 million. The Amended Credit Facility has an expiration date of November 16, 2017 and has interest rates ranging from LIBOR plus 0.75% to LIBOR plus 1.75% based on the Company’s ratio of consolidated indebtedness to consolidated EBITDA.

The Amended Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, disposition of assets, repurchases of the Company’s common stock and transactions with affiliates. The covenants permit the Company to use proceeds of the Amended Credit Facility for the repayment of existing indebtedness, permitted acquisitions, working capital and capital expenditures and other lawful corporate purposes. The Amended Credit Agreement also contains financial covenants that require the Company to maintain a minimum consolidated interest coverage ratio of 4.0 and a maximum consolidated leverage ratio of 3.0.

The Amended Credit Agreement provides for customary events of default with certain grace periods, including, but not limited to failure to pay any principal or interest when due, failure to comply with covenants, material breaches or representations or warranties made by the Company, certain insolvency or receivership events affecting the Company or its domestic subsidiaries, defaults relating to other indebtedness in excess of $5.0 million in the aggregate and a change in control of the Company.

The foregoing description of the Amended Credit Facility and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, including its schedules and exhibits, a copy of which is attached hereto as Exhibit 10.1.

The Amended Credit Agreement is being filed herewith solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the Amended Credit Agreement are made solely for purposes of the Amended Credit Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Amended Credit Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amended Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	$140,000,000 Revolving Credit Facility, First Amended and Restated Credit Agreement by and among II-VI Incorporated and The Guarantors Party Thereto and The Banks Party Thereto and PNC Bank, National Association, as Administrative Agent, dated as of November 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

II-VI INCORPORATED (Registrant)

Date: November 21, 2012	By:	/S/ FRANCIS J. KRAMER
Francis J. Kramer
President and Chief Executive Officer

Date: November 21, 2012	By:	/S/ CRAIG A. CREATURO
Craig A. Creaturo
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	$140,000,000 Revolving Credit Facility, First Amended and Restated Credit Agreement by and among II-VI Incorporated and The Guarantors Party Thereto and The Banks Party Thereto and PNC Bank, National Association, as Administrative Agent, dated as of November 16, 2012.